Exhibit 99.1

NetLogic Microsystems Elects New Board Member

Santa Clara, Calif. – December 2, 2010 – NetLogic Microsystems, Inc. [NASDAQ: NETL], a worldwide leader in high-performance intelligent semiconductor solutions for next-generation Internet networks, today announced that Marvin D. Burkett has been elected to the company’s Board of Directors.

“Marv’s extensive experience in executive roles at large public semiconductor companies will add further depth to our Board of Directors,” said Ron Jankov, president and CEO of NetLogic Microsystems. “We look forward to benefiting from his experience as we continue to grow the Company.”

A veteran of the semiconductor industry, Burkett brings years of experience with global semiconductor and personal computing companies. Most recently, he was chief financial officer and chief administrative officer for Nvidia Corp. He also served as executive vice president and chief financial officer of Packard Bell NEC. Prior to that, he was at Advanced Micro Devices (AMD) where he held a variety of positions, including chief financial officer, senior vice president, chief administrative officer, and corporate controller. He began his career at the Semiconductor Division of Raytheon Company. He holds a master’s degree in business administration and a bachelor’s degree in applied mathematics and business administration, both from the University of Arizona.

About NetLogic Microsystems

NetLogic Microsystems, Inc. (NASDAQ: NETL) is a worldwide leader in high-performance intelligent semiconductor solutions that are powering next-generation Internet networks. NetLogic Microsystems’ best-in-class products perform highly differentiated tasks of accelerating complex network traffic to significantly enhance the performance and functionality of advanced 3G/4G mobile wireless infrastructure, data center, enterprise, metro Ethernet, edge and core infrastructure networks. NetLogic Microsystems’ market-leading product portfolio includes high-performance multi-core processors, knowledge-based processors, content processors, network search engines, ultra low-power embedded processors and high-speed 10/40/100 Gigabit Ethernet PHY solutions. These products are designed into high-performance systems such as switches, routers, wireless base stations, security appliances, networked storage appliances, service gateways and connected media devices offered by leading original equipment manufacturers (OEMs). NetLogic Microsystems is headquartered in Santa Clara, California, and has offices and design centers throughout North America, Asia and Europe. For more information about products offered by NetLogic Microsystems, call +1-408-454-3000 or visit the NetLogic Microsystems Web site at http://www.netlogicmicro.com.

NetLogic Microsystems and the NetLogic Microsystems logo are trademarks of NetLogic Microsystems, Inc. All other trademarks are properties of their respective owners.

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